Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION ANNOUNCES
COMPLETION OF DEBT REFINANCING
MINNEAPOLIS, MN — November 12, 2009 — Navarre Corporation (NASDAQ: NAVR) today announced that it has entered into a three year $65.0 million revolving credit facility with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC), as agent and lender. Capital One Leverage Finance Corporation is also participating as a lender in the new facility.
Proceeds of this transaction have been used to pay off the Company’s previous debt facility, which was due to expire next June, and will be available for general working capital purposes. This revolving facility is secured by a first priority security interest in all of the Company’s assets and will mature in November 2012. During the quarter ending December 31, 2009, the Company will recognize a non-cash pre-tax charge of $325,000 related to debt acquisition costs associated with the previous credit facility.
“We are pleased to have completed this refinancing, particularly considering today’s restrictive credit markets,” said J. Reid Porter, Executive Vice President and Chief Financial Officer. “We now have financing with fewer, less restrictive covenants that improves the Company’s financial flexibility and ability to grow. We are pleased to be working with lenders that have a solid understanding of our business and we look forward to working with Wells Fargo Foothill and Capital One in the pursuit of our strategic objectives.”
“We are glad to have been able to structure an asset-based loan to support Navarre’s plans for success,” said Eran Cohen, Wells Fargo Foothill managing director. “This facility provides Navarre with the financial flexibility to continue to grow its market share even during these challenging economic times.”
About Navarre Corporation
Navarre® Corporation is a publisher and distributer of a wide range of computer software and home entertainment products. The Company publishes animé content through FUNimation Entertainment® and computer software through Encore®. Navarre Distribution Services distributes computer software, DVD video, video games and accessories; and Navarre Logistical Services provides value-added services to the company’s publishing companies and third-party publishers. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at http://www.navarre.com.

About Wells Fargo Foothill
Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $1 billion and more. It is part of Wells Fargo & Company, a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores, over 12,000 ATMs and the Internet (wellsfargo.com) across North America and internationally. For more information, visit wellsfargofoothill.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its new ERP system; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.